Exhibit 23.4

Consent of Independent Auditors

We consent to the use in the Registration Statement on Form S-1 of our report dated April 20, 2012 relating to the financial statements of Alpha Shale Resources, LP as of December 31, 2011 and for the year then ended appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

January 10, 2014